News Release

For further information:

Hooper Holmes
Roy H. Bubbs
President and Chief Executive Officer
(908) 766-5000

Investors: John Capodanno
Media: Theresa Kelleher
FD / 212-850-5600

HOOPER HOLMES ANNOUNCES THIRD QUARTER 2008 RESULTS

BASKING RIDGE, N.J., November 7, 2008 -- Hooper Holmes (AMEX:HH) today announced financial results for the three and nine months ended September 30, 2008.

For the three months ended September 30, 2008, total revenues decreased 4.5% to $47.2 million compared to $49.4 million in the third quarter of 2007.  The Company recorded a net loss of $2.7 million for the third quarter of 2008, or $(0.04) per share compared to a net loss of $10.6 million, or $(0.16) per share in 2007.  The third quarter 2008 results include a loss from continuing operations of $2.0 million, or $(0.03) per share, compared to a loss from continuing operations of $4.5 million, or $(0.07) per share in the prior year.  The third quarter 2007 loss from continuing operations included restructuring and other charges of $1.6 million.  The net loss for the third quarter of 2008 includes a loss of $0.6 million from discontinued operations.  The net loss for the third quarter of 2007 included a loss from discontinued operations of $6.1 million.

For the nine months ended September 30, 2008, total revenues were $150.8 million compared to $157.3 million in the comparable period of 2007, a decrease of 4.1%.  The Company’s net loss for the nine months ended September 30, 2008 totaled $3.1 million, or $(0.05) per share, compared to a net loss of $14.2 million, or $(0.21) per share in 2007.  The results for the nine months ended September 30, 2008 include a loss from continuing operations of $3.0 million, or $(0.04) per share compared to a loss from continuing operations of $8.2 million, or $(0.12) per share in the prior year.  The loss from continuing operations in 2008 includes restructuring and other charges of $1.7 million.  The 2007 loss from continuing operations included restructuring and other charges of $2.9 million.  The net loss for the nine months ended September 30, 2008 includes a loss of $0.1 million from discontinued operations.  The net loss for 2007 included a loss from discontinued operations totaling $6.0 million.

Third Quarter 2008 Results by Business Unit

Our revenues for each business include:

•
Portamedic revenues decreased approximately 4% to $33.1 million compared to $34.4 million in the third quarter of 2007.  This decrease is the result of a reduction in paramedical exams of approximately 8.4%, partially offset by higher average revenue per exam of 4%.

•
Infolink revenues were $6.0 million, a decrease of 9% compared to $6.6 million in the third quarter of 2007, primarily due to a decrease in the number of attending physician statements (APS) orders received from customers during the quarter.

•
Heritage Labs revenues totaled $3.6 million in the third quarter of 2008, down 16% from the prior year primarily due to reduced revenue from one major client partially offset by increased revenues from existing clients.

•
Health & Wellness revenues were up in comparison to the prior year, increasing approximately 31% to $1.4 million in the third quarter of 2008.  During the third quarter, our Health & Wellness business completed approximately 32,000 health screenings and we currently provide our services to 24 health management companies.

•	Underwriting Solutions revenues of $3.1 million were relatively flat in comparison to the prior year.

Roy H. Bubbs, President and Chief Executive Officer of Hooper Holmes, commented, “We continued to make progress in the third quarter.  Improved margins and reduced expenses have helped to reduce our operating loss.  While the weakening of the U.S. economy may negatively affect the life insurance market, we expect to see further improvements from the strategic initiatives we have implemented within our business units to improve profitable revenues.”

Conference Call

The Company will host a conference call, today, November 7, 2008 at 11:00am EST to discuss third quarter results.

To participate in the conference call, please dial 888-790-3758 or 210-839-8398, pass code: Hooper Holmes. A live web cast will be hosted on the Company's web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available through November 21, 2008, by dialing 800-294-4342 or 203-369-3230.

About Hooper Holmes

Hooper Holmes is the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As the leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more medical exams than any other company and process 3.8 million specimens in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite 300,000 cases annually and complete more than two million telephone interviews.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenants in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 17, 2008.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.
# # #

HOOPER HOLMES INC.
2008 CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months ended September 30,		Nine Months ended September 30,	
	2008	2007	2008	2007
Revenues	$ 47,196	$ 49,434	$ 150,792	$ 157,260
Cost of operations	35,858	38,552	112,076	121,122
Gross profit	11,338	10,882	38,716	36,138
Selling, general and administrative expenses	13,273	13,828	39,937	41,156
Restructuring and other charges	-	1,626	1,653	2,871
Operating loss from continuing operations	(1,935)	(4,572)	(2,874)	(7,889)
Other income (expense):				
Interest expense	(3)	(95)	(3)	(171)
Interest income	65	14	180	34
Other expense, net	(159)	(48)	(342)	(245)
	(97)	(129)	(165)	(382)
Loss from continuing operations before income taxes	(2,032)	(4,701)	(3,039)	(8,271)
Income tax provision (benefit)	15	(157)	(25)	(101)
Loss from continuing operations	(2,047)	(4,544)	(3,014)	(8,170)
Discontinued operations:				
(Loss) income from discontinued operations, net of income taxes	-	(6,097)	235	(6,013)
Loss on sale of subsidiaries	(635)	-	(355)	-
	(635)	(6,097)	(120)	(6,013)
Net loss	$ (2,682)	$ (10,641)	$ (3,134)	$ (14,183)
Loss per share:				
Continuing operations:				
Basic	$ (0.03)	$ (0.07)	$ (0.04)	$ (0.12)
Diluted	$ (0.03)	$ (0.07)	$ (0.04)	$ (0.12)
Discontinued operations:				
Basic	$ (0.01)	$ (0.09)	$ (0.00)	$ (0.09)
Diluted	$ (0.01)	$ (0.09)	$ (0.00)	$ (0.09)
Net loss:				
Basic	$ (0.04)	$ (0.16)	$ (0.05)	$ (0.21)
Diluted	$ (0.04)	$ (0.16)	$ (0.05)	$ (0.21)
Weighted average number of shares:				
Basic	68,674,587	68,634,587	68,652,397	68,422,816
Diluted	68,674,587	68,634,587	68,652,397	68,422,816

Hooper Holmes, Inc.

Consolidated Balance Sheets

(unaudited; in thousands except share and per share data)

	September 30, 2008	December 31, 2007
ASSETS		
Current assets:		
Cash and cash equivalents	$ 9,932	$ 10,580
Accounts receivable, net	28,664	26,386
Inventories	2,963	2,548
Income tax receivable	405	518
Other current assets	1,976	2,083
Assets of subsidiary held for sale	-	6,326
Total current assets	43,940	48,441
Property, plant and equipment, net	15,502	14,083
Intangible assets, net	1,583	2,361
Other assets	1,030	1,053
Total assets	$ 62,055	$ 65,938
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Accounts payable	$ 8,165	$ 6,976
Accrued expenses	14,602	14,879
Liabilities of subsidiary held for sale	-	1,736
Total current liabilities	22,767	23,591
Other long-term liabilities	212	438
Commitments and Contingencies		
Stockholders' equity:		
Common stock, par value $.04 per share; authorized 240,000,000 shares, issued 68,683,982 and 68,643,982 shares as of September 30, 2008 and December 31, 2007, respectively	2,747	2,746
Additional paid-in capital	146,403	146,103
Accumulated deficit	(110,003)	(106,869)
Treasury stock at cost, 9,395 shares as of September 30, 2008 and December 31, 2007	(71)	(71)
Total stockholders' equity	39,076	41,909
Total liabilities and stockholders' equity	$ 62,055	$ 65,938